SUNSTONE FINANCIAL GROUP, INC.
                       207 EAST BUFFALO STREET, SUITE 400
                              MILWAUKEE, WISCONSIN
                                     53202

                                 (414) 271-5885

October 25, 1996

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

Re: The Garzarelli Funds
    Filing of Forms N-1A and N-8A

Ladies and Gentlemen:

On behalf of The Garzarelli Funds (the "Trust"), and pursuant to the Investment Company Act of 1940 and the Securities Act of 1933, we hereby file the Trust's Registration Statement on Form N-1A. The filing relates to the Garzarelli Affinity Equity Fund and the Garzarelli Balanced Fund, the Trust's initial portfolios. The Trust will file all financial statements and the remaining exhibits with Pre-Effective Amendment No. 1 to the Registration Statement.

We are also filing herewith on behalf of the Trust a Notification of Registration on Form N-8A for the registration of the Trust under the Investment Company Act of 1940.

If you have questions or comments, please call the undersigned or, in my absence, Randy M. Pavlick at (414) 271-5885.

Very truly yours,

Sunstone Financial Group, Inc.

By:  /s/ Constance Dye Shannon
     Legal and Compliance Manager

RMP/fd
Encl.

cc: David A. Sturms
    H. Steel Bokhof Jr.
    Andrew J. Goodwin III
    Randy M. Pavlick




As filed with the Securities and Exchange Commission on October 25, 1996

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                     -------------------------------------

                          Name:  THE GARZARELLI FUNDS

                      Address of Principal Business Office
                     (No. & Street, City, State, Zip Code):

                       100 South Wacker Drive, Suite 2100
                          Chicago, Illinois 60606-4002

             Telephone Number (including area code):  312-782-1525

               Name and address of agent for service of process:

                             Andrew J. Goodwin, III
                       100 South Wacker Drive, Suite 2100
                          Chicago, Illinois 60606-4002

                     -------------------------------------

                             Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                          Yes     x           No     o

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Chicago and State of Illinois on the 25 day of October, 1996.

                              THE GARZARELLI FUNDS
                              (Name of Registrant)

                              By: /s/ H. Steel Bokhof, Jr.
                                  ----------------------------------
                                  H. Steel Bokhof, Jr.
                                  President; Chief Financial Officer